Exhibit 4.1

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of October 5, 2020 (as amended, restated, supplemented or modified from time to time, this “Agreement”), is given, made and entered into by PACIFIC GAS AND ELECTRIC COMPANY, a California corporation (together with its successors and permitted assigns, the “Pledgor”), and MUFG BANK, LTD. (“MUFG”), as the administrative agent for itself and the other Credit Parties under the Receivables Financing Agreement described below (the “Administrative Agent”).

WHEREAS, concurrently with this Agreement, PG&E AR Facility, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Group Agents from time to time party thereto, the Administrative Agent and the Pledgor, as servicer, are entering into that certain Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Receivables Financing Agreement”);

WHEREAS, Pledgor owns 100% of the equity interests of the Borrower; and

WHEREAS, to induce the Credit Parties to enter into the Receivables Financing Agreement, Pledgor desires to pledge, grant, transfer, and assign to the Administrative Agent for the benefit of the Secured Parties a security interest in the Pledged Collateral to secure its obligations under the Transaction Documents and the other Secured Obligations, as provided herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Defined Terms.

(a) Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Receivables Financing Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in New York as amended from time to time (the “UCC”).

(b) “Borrower” has the meaning set forth in the recitals.

(c) “Dispose” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

(d) “Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of October 5, 2020.

(e) “Pledged Membership Interest” means all of the membership interests and all other equity interests in the Borrower, including, without limitation, all its rights to participate in the operation or management of such Borrower, all economic rights, and all of its rights to properties, assets, member interests and distributions under the Limited Liability Company Agreement in respect of such membership interest, together with all certificates, options or rights of any nature whatsoever that may be issued or granted by the Borrower to the Pledgor in respect of the Pledged Membership Interest.

(f) “Pledged Collateral” means the Pledged Membership Interest and all Proceeds thereof.

(g) “Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC which, in any event, shall include, without limitation, all dividends, distributions or other income from the Pledged Membership Interest and any collections thereon with respect thereto.

(h) “Secured Obligations” means and includes the following: all now existing and hereafter arising obligations of the Pledgor, the Borrower and any other PG&E Parties to the Administrative Agent or the Secured Parties under the Receivables Financing Agreement or any of the other Transaction Documents, including all obligations, liabilities, and indebtedness, whether for Capital, Interest, Fees, expenses or otherwise, of the Pledgor, the Borrower and any other PG&E Parties to the Administrative Agent or the Secured Parties now existing or hereafter incurred under the Receivables Financing Agreement or any of the other Transaction Documents as any of the same or any one or more of them may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof in whole or in part.

2. Grant of Security Interest.

(a) To secure on a first priority perfected basis the payment in full of all Secured Obligations, the Pledgor hereby grants to the Administrative Agent a continuing first priority security interest under the UCC in and hereby pledges to the Administrative Agent, in each case for the benefit of each of the Secured Parties and the Administrative Agent, all of the Pledgor’s now existing and hereafter acquired or arising right, title and interest in, to, and under the Pledged Collateral whether now or hereafter existing and wherever located.

(b) In the event that the Pledgor should ever acquire or receive certificates, securities, instruments or other documents evidencing the Pledged Collateral, the Pledgor shall deliver to and deposit with the Administrative Agent in pledge, all such certificates, securities, instruments or other documents which evidence the Pledged Collateral.

3. Additional Actions and Further Assurances; Power of Attorney.

(a) Prior to or concurrently with the execution of this Agreement, and thereafter at any time and from time to time upon reasonable request of the Administrative Agent, the Pledgor shall execute and deliver to the Administrative Agent all financing statements, continuation financing statements, assignments, certificates and documents of title, affidavits, reports, notices, schedules of account, letters of authority, further pledges, powers of attorney and all other documents (collectively, the “Security Documents”) which the Administrative Agent may reasonably request, in form reasonably satisfactory to the Administrative Agent, and take such other action which the Administrative Agent may reasonably request, to perfect and continue perfected and to create and maintain the first priority status of the Administrative Agent’s security interest in the Pledged Collateral and to fully consummate the transactions contemplated under this Agreement.

(b) The Pledgor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default or a Termination Event, to, subject to the receipt of any approval or consent (if any) required by the CPUC, take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including:

(i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(ii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) above;

(iii) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Pledged Collateral; and

(iv) to perform the affirmative obligations of the Pledgor hereunder.

The Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

(c) If the Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Pledgor pursuant to the Transaction Documents and shall be Secured Obligations.

4. Representations and Warranties.

The Pledgor hereby represents and warrants to the Administrative Agent as follows:

(a) The Pledgor owns the Pledged Collateral, free and clear of all Adverse Claims, other than Adverse Claims in favor of the Administrative Agent and Secured Parties pursuant to the Transaction Documents;

(b) The security interest in the Pledged Collateral granted hereunder is valid, perfected and first in priority, subject to no Adverse Claim, other than Adverse Claims in favor of the Administrative Agent and Secured Parties pursuant to the Transaction Documents;

(c) All the representations and warranties made by the Pledgor (in any capacity) under the Receivables Financing Agreement (including under Section 6.02 thereof) and the Purchase and Sale Agreement (including under Sections 4.1 and 4.2 thereof) are true and correct; and

(d) No certificate, instrument or other document provides that any member interest, or partnership interest or other intangible ownership interest, constituting Pledged Collateral is a “Security” within the meaning of and subject to Article 8 of the UCC.

5. General Covenants.

The Pledgor hereby covenants and agrees as follows:

(a) The Pledgor shall do all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral. The Pledgor shall be responsible for the risk of loss of, damage to, or destruction of the Pledged Collateral owned by the Pledgor.

(b) To the extent, following the date hereof, the Pledgor acquires capital stock, shares, securities, member interests, partnership interests and other ownership interests of the Borrower or any of the rights, property or securities, shares, capital stock, member interests, partnership interests or any other ownership interests described in the definition of Pledged Collateral with respect to the Borrower, such ownership interests shall be subject to the terms hereof and, upon such acquisition, shall be deemed to be hereby pledged to the Administrative Agent; and, the Pledgor thereupon shall deliver all such securities, shares, capital stock, member interests, partnership interests and other ownership interests to the Administrative Agent together with all such control agreements, financing statements, and any other documents necessary to implement the provisions and purposes of this Agreement as the Administrative Agent may request; and

(c) The Pledgor shall not sell, assign, replace, retire, transfer or otherwise dispose of or create a security or other interest in any of the Pledged Collateral other than in favor of the Administrative Agent under this Agreement.

(d) The Pledgor shall not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business (including, without limitation, rental equipment or leasehold interests and excluding the sale or transfer of any accounts receivable or of any amounts that are accrued and recorded in a regulatory account for collections by the Pledgor, in each case, in connection with a securitization transaction, including, without limitation, the transactions contemplated by the Transaction Documents), except that the Pledgor may be merged, consolidated or amalgamated with another Person or Dispose of all or substantially all of its property or business so long as, after giving effect to such transaction, (i) no Unmatured Termination Event, Termination Event, Unmatured Event of Default or Event of Default shall have occurred and be continuing, (ii) either (A) the Pledgor is the continuing or surviving corporation of such merger, consolidation or amalgamation or (B) the continuing or surviving corporation of such merger, consolidation or amalgamation, if not the Pledgor, (1) shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) shall have assumed all obligations of the Pledgor under this Agreement pursuant to arrangements reasonably satisfactory to the Administrative Agent and (3) to the extent requested by the Administrative Agent or any Lender, shall have promptly provided to the Administrative Agent or such Lender all documentation and other information that may be required by the Administrative Agent or such Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the PATRIOT Act and the Beneficial Ownership Rule, (iii) the ratings by Moody’s and S&P of the continuing or surviving corporation’s or purchaser’s senior, secured debt shall be at least the higher of (A) Baa3 from Moody’s and BBB- from S&P and (B) the ratings by such rating agencies of the Pledgor’s senior, secured debt in effect before the earlier of the occurrence or the public announcement of such event and (iv) the Administrative Agent shall have received such certificates, documents, instruments, agreements and opinions of counsel (which shall be addressed to Administrative Agent and all Lenders) as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(e) The Pledgor shall not change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Administrative Agent’s interests hereunder would become seriously misleading or would otherwise be rendered ineffective, unless (i) except as required by the CPUC or other Governmental Authority, no Event of Default, Unmatured Event of Default, Termination Event or Unmatured Termination Event has occurred and is continuing or would result immediately after giving effect thereto, (ii) to the extent requested by Administrative Agent or any Group Agent, the Pledgor shall have promptly provided to Administrative Agent or such Group Agent all documentation and other information that may be required by Administrative Agent or such Group Agent in order to enable compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including information required by the PATRIOT Act and the Beneficial Ownership Rule and (iii) Administrative Agent has received such certificates, documents, instruments, agreements and opinions of counsel (which shall be addressed to Administrative Agent and all Lenders) as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(f) The Pledgor shall not take any action that would reasonably be expected to cause Administrative Agent not to have a first priority perfected security interest in the Pledged Collateral (or any portion thereof) free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Pledged Collateral on file in any recording office (except such as may be filed in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document).

(g) The Pledgor shall not, and shall not permit the Borrower to, amend, modify, waive, revoke or terminate any provision of the Limited Liability Company Agreement or the Certificate of Formation (as defined therein) without the prior written consent of the Administrative Agent and the Majority Group Agents.

6. UCC Article 8 Matters. During the term of this Agreement, the Pledgor shall not permit the Borrower to treat uncertificated ownership interests as securities which are subject to Article 8 of the UCC.

7. Other Rights With Respect to Pledged Collateral. In addition to the other rights with respect to the Pledged Collateral granted to the Administrative Agent hereunder, at any time and from time to time, after and during the continuation of an Event of Default or a Termination Event, the Administrative Agent, at its option and at the expense of the Pledgor, may, subject to the receipt of any approval or consent (if any) required by the CPUC, (i) transfer into its own name, or into the name of its nominee, all or any part of the Pledged Collateral, thereafter receiving all dividends, income or other distributions upon the Pledged Collateral; (ii) take control of and manage all or any of the Pledged Collateral; (iii) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Pledged Collateral, now or hereafter in the hands of the Administrative Agent, on deposit or otherwise, belonging to the Pledgor, as the Administrative Agent in its sole discretion shall determine; and (iv) do anything which the Pledgor is required but fails to do hereunder.

8. Additional Remedies Upon Event of Default; Application of Proceeds.

(a) Upon the occurrence of any Event of Default and while such Event of Default shall be continuing, the Administrative Agent shall have, in addition to all rights and remedies of a secured party under the UCC or other Applicable Law, and in addition to its rights under Section 7 above and under the other Transaction Documents, the following rights and remedies:

(b) The Administrative Agent may, subject to the receipt of any approval or consent (if any) required by the CPUC, sell, assign, give an option or options to purchase or otherwise dispose of the Pledgor’s Pledged Collateral or any part thereof at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall give the Pledgor ten (10) days’ written notice (which the Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Pledged Collateral. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor recognizes that the Administrative Agent may be compelled to resort to one or more private sales of the Pledged Collateral to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities, shares, capital stock, member interests, partnership interests or ownership interests for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale is commercially reasonable manner to make such a sale. The Administrative Agent shall be under no obligation to delay sale of any of the Pledged Collateral for the period of time necessary to permit Pledgor (or Borrower) to register such securities for public sale under the Securities Act of 1933 or under applicable securities laws, even if Pledgor (or Borrower) would agree to do so.

(c) If the Administrative Agent shall determine to exercise its right to sell all or any of the Pledged Collateral pursuant to Section 8(a), the Pledgor agrees that, upon request of the Administrative Agent, the Pledgor will, at its own expense, execute and deliver, and cause the Borrower and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with Applicable Law. The Pledgor further acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Administrative Agent or the Secured Parties by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and consequently agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value (as determined by the Administrative Agent) of such Pledged Collateral on the date the Administrative Agent shall demand compliance with this Section.

(d) Any proceeds from liquidation of the Pledged Collateral shall be applied in the order of priority set forth in Section 3.01 of the Receivables Financing Agreement.

9. Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

10. No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided under the other Transaction Documents or by Applicable Law. The Pledgor waives any right to require the Administrative Agent to proceed against any other Person or to exhaust any of the Pledged Collateral or other security for the Secured Obligations or to pursue any remedy in the Administrative Agent’s power.

11. No Discharge Until Indefeasible Payment of the Secured Obligations. The pledge, security interests, and other Adverse Claims and the obligations of the Pledgor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by the Administrative Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Pledgor or which would otherwise operate as a discharge of the Pledgor as a matter of law or equity. Should any part of the Secured Obligations be payable in installments, the acceptance by the Administrative Agent or any Secured Party at any time and from time to time of partial payment of the aggregate amount of all installments then matured shall not be deemed to be a waiver of any default then existing. The Pledgor hereby consents to, and the pledge, security interests, and other Adverse Claims given by the Pledgor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a) any right to any marshalling of assets or any avoidance or subordination, in whole or in part, of any Transaction Document, any obligations in connection with any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Transaction Documents, or any rights of the Administrative Agent or any other Person with respect thereto;

(b) any increase, decrease, or change in the amount, nature, type or purpose of any of or any release, surrender, exchange, compromise or settlement of any of the Secured Obligations (whether or not contemplated by the Transaction Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Transaction Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Transaction Document or any of the Secured Obligations;

(c) any failure to assert any breach of or default under any Transaction Document or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Transaction Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Pledgor or any other Person under or in connection with any Transaction Document; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against the Pledgor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d) any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Pledged Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e) any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Pledgor or the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Pledgor or the Borrower or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.) or any comparable law of any jurisdiction) made by the Administrative Agent or the Pledgor or the Borrower or by any other Person in connection with any such proceeding;

(f) any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Pledgor or the Borrower or any other Person with respect to any Transaction Document or any of the Secured Obligations; or any discharge by operation of law or release of the Pledgor or the Borrower or any other Person from the performance or observance of any Transaction Document or any of the Secured Obligations;

(g) any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including the Pledgor, excepting only payment in full of the Secured Obligations.

12. Taxes. The Pledgor hereby agrees to be bound by the provisions of Section 4.03 of the Receivables Financing Agreement and shall make all payments free and clear of Taxes as provided therein.

13. Waivers. The Pledgor hereby waives any and all defenses which the Pledgor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and the Pledgor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. To the fullest extent permitted by Applicable Law, the Pledgor hereby further waives each of the following:

(a) all notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against the Pledgor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Transaction Document or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of the Pledgor or the Borrower or any other Person to comply with any Transaction Document or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Borrower or any other Person;

(b) any right to any marshalling of assets or to the exercise against such the Pledgor or the Borrower, or any other Person of any other right or remedy under or in connection with any Transaction Document, or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Transaction Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Transaction Document, and any requirement that the Pledgor receive notice of any such acceptance; and

(c) any defense or other right arising by reason of any Applicable Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Administrative Agent to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

14. Setoff. Pledgor hereby waives and releases, and shall not assert, any and all rights of setoff and any similar claims or actions whatsoever now and hereafter it may have at any time against the Administrative Agent or any Secured Party, any of the Administrative Agent’s or any Secured Party’s Affiliates, and any of the respective successors, assigns, and participants of the Administrative Agent or any Secured Party or any Affiliate of the Administrative Agent or any Secured Party. Each Secured Party is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Secured Party (including by any branches or agencies of such Secured Party) to, or for the account of, the Pledgor against amounts owing by the Pledgor hereunder (even if contingent or unmatured).

15. Assignment. All rights of the Administrative Agent under this Agreement shall inure to the benefit of its permitted successors and assigns. All obligations of the Pledgor shall bind its successors and assigns; provided, however, the Pledgor may not assign or transfer any of its rights and obligations hereunder or any interest herein, and any such purported assignment or transfer shall be null and void.

16. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Notices. All notices, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be as set forth in the Receivables Financing Agreement.

18. Specific Performance. The Pledgor acknowledges and agrees that, in addition to the other rights of the Administrative Agent hereunder and under the other Transaction Documents, because the Administrative Agent’s remedies at law for failure of the Pledgor to comply with the provisions hereof relating to the Administrative Agent’s rights (i) to inspect the books and records related to the Pledged Collateral; (ii) to receive the various notifications the Pledgor is required to deliver hereunder; (iii) to obtain copies of agreements and documents as provided herein with respect to the Pledged Collateral; (iv) to enforce the provisions hereof pursuant to which the

Pledgor has appointed the Administrative Agent its attorney-in-fact; and (v) to enforce the Administrative Agent’s remedies hereunder, would be inadequate and that any such failure would not be adequately compensable in damages, the Pledgor agrees that each such provision hereof may be specifically enforced.

19. Voting Rights in Respect of the Pledged Collateral.

(a) So long as no Event of Default or Termination Event shall occur and be continuing under the Receivables Financing Agreement, the Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Transaction Documents. The Pledgor shall not vote to enable, or take any other action to permit, the Borrower to issue any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature or to issue any other securities, shares, capital stock, member interests, partnership interests or other ownership interests convertible into or granting the right to purchase or exchange for any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature of the Borrower or to enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Administrative Agent to sell, assign or transfer any of the Pledged Collateral.

(b) The Pledgor agrees:

(i) promptly upon receipt of notice of the occurrence and continuance of an Event of Default or a Termination Event from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default or Termination Event shall continue, to, subject to the receipt of any approval or consent (if any) required by the CPUC, deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all dividends and distributions (whether in the form of cash, additional equity interests or other property) with respect to the Pledged Collateral, and all other proceeds of the Pledged Collateral, in each case thereafter received by the Pledgor after such notice, all of which shall be held by the Administrative Agent as additional Pledged Collateral; and

(ii) subject, in the case of a membership interest of the Borrower, to any modifications to the respective constituent documents of the Borrower to admit the Administrative Agent as a member immediately upon the occurrence and continuance of an Event of Default or a Termination Event and so long as the Administrative Agent has notified the Pledgor of the Administrative Agent’s intention to exercise its voting power under this Section:

1.

that the Administrative Agent may, subject to the receipt of any approval or consent (if any) required by the CPUC, exercise (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any investment property constituting Pledged Collateral and the Pledgor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote such investment property; and

2.

to, subject to the receipt of any approval or consent (if any) required by the CPUC, promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All dividends and distributions (whether in the form of cash, additional equity interests or other property), and other proceeds which may at any time and from time to time be held by the Pledgor but which the Pledgor is obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by the Pledgor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default or a Termination Event shall have occurred and be continuing and the Administrative Agent shall have given the applicable notice referred to in clause (b) above, (x) the Pledgor will have the exclusive voting power with respect to any investment property constituting Pledged Collateral and the Administrative Agent will, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Pledgor which are necessary to allow the Pledgor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the Pledgor that could reasonably be expected to impair any Pledged Collateral or be inconsistent with or violate any provision of any Transaction Document, and (y) the Pledgor shall be entitled to retain all dividends and distributions with respect to the Pledged Collateral.

20. Subrogation. Notwithstanding a foreclosure upon any of the Pledged Collateral or exercise of any other remedy by the Administrative Agent or any Secured Party during the existence of any Event of Default or Termination Event: (i) Pledgor shall not be subrogated thereby to any rights of the Administrative Agent or any Secured Party against the Pledged Collateral or any other security for the Secured Obligations, or the Pledgor, or any property of the Pledgor; nor (ii) shall the Pledgor be deemed to be the owner of any interest in the Secured Obligations; nor (iii) shall the Pledgor exercise any rights or remedies with respect to the Pledgor or the Pledged Collateral or any other security for the Secured Obligations or any of them or the property of the Pledgor until the Secured Obligations have been paid in full, unless otherwise requested in writing to do so by the Administrative Agent.

21. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE PLEDGED COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

22. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY

IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE PLEDGOR OR ANY OF ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. THE PLEDGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) THE PLEDGOR CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES SPECIFIED IN THE RECEIVABLES FINANCING AGREEMENT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

23. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

24. Entire Agreement; Amendments. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page or any other electronic means as provided in the immediately following sentence shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

26. Construction. The rules of construction contained in Section 1.02 of the Receivables Financing Agreement are hereby incorporated by reference mutatis mutandis.

27. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the date first above written with the intent that it constitute a sealed instrument.

MUFG BANK LTD., as Administrative Agent

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

S-1	Pledge Agreement PG&E Trade Receivables Securitization

PACIFIC GAS AND ELECTRIC COMPANY, as Pledgor

By:	/s/ David Thomason
Name:	David Thomason
Title:	Vice President, Chief Financial Officer and Controller

Consented to:

PG&E AR FACILITY, LLC

By:	/s/ Margaret Becker
Name:	Margaret Becker
Title:	Vice President and Treasurer

S-2	Pledge Agreement PG&E Trade Receivables Securitization